SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                              ----------------

                                 FORM 8-K/A
                             Amendment No. 1 to
                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              ----------------

                              August 16, 1996
              Date of Report (Date of Earliest Event Reported)

                       FINANCIAL SERVICES ACQUISITION
                                CORPORATION
-----------------------------------------------------------------------------
            (Exact Name of Registrant as Specified in Charter)


    Delaware                         0-25056               59-3262958
(State or Other Jurisdiction  (Commission File Number)    (I.R.S. Employer
 of Incorporation)                                        Identification No.)

                           Two World Trade Center
                                 Suite 8400
                             New York, New York                10048
                  (Address of Principal Executive Offices)   (Zip Code)


                               (212) 748-7000
            (Registrant's Telephone Number, Including Area Code)

                             667 Madison Avenue
                          New York, New York 10021
                 (Former Name or Former Address, if Changed
                             Since Last Report)


                    EURO BROKERS INVESTMENT CORPORATION
               CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                (Continued)


           This Amendment No. 1 on Form 8-K/A ("Amendment No. 1") amends the Current Report on Form 8-K, dated August 16, 1996 (and filed August 26,
1996), of Financial Services Acquisition Corporation ("FSAC") in order to provide certain historical and pro forma financial information that was previously omitted or unavailable.

Item 5.    Other Events

           In connection with FSAC's application to list its securities on the Nasdaq National Market, The Nasdaq Stock Market, Inc. has requested FSAC to prepare and publicly file a consolidated balance sheet as of a date following FSAC's merger transaction with Euro Brokers Investment Corporation. Accordingly, attached as Exhibit 99.1 hereto is an unaudited consolidated balance sheet of FSAC as of August 31, 1996.

Item 7.    Financial Statements

(a)(1)     Financial Statements of the Business Acquired.

                    EURO BROKERS INVESTMENT CORPORATION
               CONSOLIDATED STATEMENT OF FINANCIAL CONDITION



                                          EURO BROKERS INVESTMENT CORPORATION
                                     CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                December 31,                December 31,              June 30,
                                                                    1994                       1995                     1996
                                                           -----------------------      ------------------        ---------------
ASSETS                                                                                                              (unaudited)
------
Cash and cash equivalents                                    $  21,355,273                $  27,013,350           $  32,939,360
Restricted cash (Note 15)                                        1,799,175                    1,785,490               1,787,647
Deposit with clearing organization (includes cash of
   $635,077 and U.S. Treasury bills of
   $1,493,432 at June 30, 1996)                                    199,109                    2,076,302               2,128,509
Commissions receivable                                          16,851,230                   18,502,261              19,993,037
Receivable from clearing firm                                    2,444,484                    1,592,650               2,170,072
Securities owned                                                   967,500
Prepaid expenses and other assets                                6,342,895                    6,804,925               6,879,402
Receivable from broker-dealers and customers                                                                          1,100,497
Equity in affiliated companies                                   2,543,149                    2,951,864               2,772,912
Exchange memberships                                               101,000                      140,000                 140,000
Deferred taxes                                                   1,081,275                    5,520,348               5,040,513
Furniture, equipment and leasehold improvements                 15,392,656                   13,264,743              12,515,931
Intangible assets                                                2,836,786                    2,426,809               2,221,806
                                                              ------------                 ------------            ------------
      Total assets                                           $  71,914,532                $  82,078,742           $  89,689,686
                                                             =============                =============           =============


                                                                December 31,                December 31,              June 30,
                                                                    1994                       1995                     1996
                                                           -----------------------      ------------------        ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY                                                                                (unaudited)
Liabilities:
   Accounts payable and accrued liabilities                  $  16,169,212                $  15,835,131           $  16,703,663
   Accrued compensation payable                                 10,446,615                   15,998,721              18,653,411
   Accrued interest payable                                        177,609                      166,789                 414,453
   Income taxes payable                                          1,873,276                    7,328,244               6,143,354
   Obligations under capitalized leases                          2,804,836                    2,284,806               1,998,964
   Payable to broker-dealers and customers                                                                            1,273,646
   Securities sold not yet purchased                             1,280,000
   Deferred taxes payable                                          778,549                      692,024                 534,103
   Notes payable                                                 9,830,284                    7,880,032               7,936,752
                                                             -------------                -------------           -------------
                                                                43,360,381                   50,185,747              53,658,346
                                                             -------------                -------------           -------------
Minority interest in consolidated subsidiaries                     492,154                      501,731                 285,119
                                                             -------------               --------------          --------------

Commitments and contingencies (Notes 15 and 16)

Stockholders' equity:
   Common Stock; Class A $.01 par value:
      2,000,000 shares authorized, none issued
      and outstanding; Class B $.001 par value:
      2,000,000 authorized, 1,671,290 issued
      and outstanding at December 31, 1994
      and 1995 and June 30, 1996                                     4,258                        4,258                   1,671
   Additional paid-in capital                                   48,200,186                   48,193,040              37,672,464
      Treasury stock at cost, 217,450 shares of Class A
      and 412,610 shares of Class B at December
      31, 1994 and 1995; none at June 30, 1996                (10,177,107)                 (10,177,107)
   Accumulated deficit                                        (10,713,316)                  (7,251,041)             (2,649,804)
   Notes receivable from stockholders                          (2,283,886)                  (2,243,709)             (2,047,585)
   Foreign translation adjustment                                3,031,862                    2,865,823               2,769,475
                                                             -------------               --------------        ----------------
      Total stockholders' equity                                28,061,997                   31,391,264              35,746,221
                                                             -------------                -------------         ---------------
      Total liabilities and stockholders' equity             $  71,914,532                $  82,078,742           $  89,689,686
                                                             =============                =============           =============


   The accompanying notes are an integral part of these consolidated financial statements.




                                                       EURO BROKERS INVESTMENT CORPORATION
                                                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               For the Years Ended                    For the Six Months Ended
                                          ---------------------------------------------------     ------------------------------
                                            December 31,        December 31,     December 31,        June 30,           June 30,
                                                1993               1994              1995              1995              1996
                                          ----------------    ---------------   -------------     -------------     -------------
Revenue:                                                                                                            (unaudited)
   Commission income                        $ 135,577,625   $ 144,586,661     $ 171,576,327     $  87,888,359     $  90,080,825
   Interest income                              1,203,082       1,090,789         1,462,744           669,676           840,831
                                                2,274,759         697,522           732,347           875,741           164,517
                                            -------------   -------------     -------------     -------------     -------------
   Other income                               139,055,466     146,374,972       173,771,418        89,433,776        91,086,173
                                            -------------   -------------     -------------     -------------     -------------
Costs and expenses:
   Payroll and related costs                   86,763,854      96,207,365       110,915,257        57,343,735        54,366,463
   Communication costs                         12,987,800      15,633,010        17,187,573         9,216,567         8,383,935
   Travel and entertainment                     8,681,483      10,493,903        10,224,384         5,187,858         5,369,774
   Depreciation and
      amortization                              4,192,404       4,248,181         4,568,164         2,313,781         2,317,835
   Clearing fees                                  863,445       3,647,556         3,777,710         2,244,386         2,116,366
   General and administra-
      tive expenses                             9,235,053       7,355,734         7,845,403         4,376,351         4,063,782
   Interest expense                             2,702,759       1,635,547           775,077           404,158           299,522
   Occupancy costs                              4,452,232       5,640,070         5,854,525         2,861,941         3,033,358
   Write-off of goodwill                       12,643,948
                                            -------------   -------------     -------------     -------------     -------------
                                              142,522,978     144,861,366       161,148,093        83,948,777        79,951,035
                                            -------------   -------------     -------------     -------------     -------------
Income (loss) before provision for
  income taxes and minority interest           (3,467,512)      1,513,606        12,623,325         5,484,999        11,135,138
Provision for income taxes                      4,858,901       3,333,989         7,393,196         3,888,533         6,086,881
                                            -------------   -------------     -------------     -------------     -------------
Income (loss) before minority interest         (8,326,413)     (1,820,383)        5,230,129         1,596,466         5,048,257
Minority interest in consolidated
  subsidiaries                                   (442,673)       (250,480)       (1,767,854)       (1,129,425)         (447,020)
                                            -------------   -------------     -------------     -------------     -------------
Net income (loss)                           ($  8,769,086)  ($  2,070,863)    $   3,462,275     $     467,041     $   4,601,237
                                            =============   =============     =============     =============     =============
Earnings (loss) per share                   ($       8.03)  ($       1.51)    $        2.07     $        0.28     $        2.75
Weighted average common shares
  outstanding                                   1,091,896       1,375,513         1,671,290         1,671,290         1,671,290


                        The accompanying notes are an integral part of these consolidated financial statements.




                                                            EURO BROKERS INVESTMENT CORPORATION
                                                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                                   FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                                                    AND THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                                                                                              Retained
                                                         Additional                            earnings/
                                         Common           paid-in           Treasury         (accumulated
                                         stock            capital             stock             deficit)         Warrants
                                         -----            -------             -----            --------          --------
Balance at December 31, 1992            $  3,348        $ 18,442,515      ($3,623,839)       $    126,633       $5,141,145
   Net loss                                                                                   (8,769,086)
   Repayment of stockholder notes
Foreign translation adjustment
                                      ----------     ---------------   ---------------     --------------    -------------
Balance at December 31, 1993               3,348          18,442,515       (3,623,839)        (8,642,453)        5,141,145
Retirement of warrants                                     5,141,145                                           (5,141,145)
   Net loss                                                                                   (2,070,863)
Acquisition of treasury stock                                              (6,553,268)
   Issuance of common stock, net
    of expenses                              910          24,616,526
   Repayment of stockholder notes
Foreign translation adjustment
                                      ----------     ---------------   ---------------    ---------------     ------------
Balance at December 31, 1994               4,258          48,200,186      (10,177,107)       (10,713,316)
   Net income                                                                                   3,462,275
   Expenses relating to acquisi-
     tion of common stock                                     (7,146)
   Repayment of stockholder notes
Foreign translation adjustment
                                      ----------     ---------------    --------------    ---------------     ------------
Balance at December 31, 1995               4,258          48,193,040      (10,177,107)        (7,251,041)
Net income (unaudited)                                                                          4,601,237
   Repayment of stockholder
     notes (unaudited)
   Foreign translation
     adjustment (unaudited)
   Expenses relating to exchange
     of common stock in connection
     with pending merger (unaudited)                       (346,056)
   Retirement of treasury stock
     (unaudited)                         (2,587)        (10,174,520)        10,177,107
                                      ----------     ---------------    --------------    ---------------     ------------
   Balance at June 30, 1996 (un-
     audited)                           $ 1,671        $ 37,672,464                        ($ 2,649,804)
                                        ========        ============    ==============      ============      ============




                                            Notes             Foreign
                                       receivable from      translation
                                         stockholders       adjustments             Total
                                       ----------------     -----------             -----
Balance at December 31, 1992              ($ 3,989,714)        $2,289,344        $18,389,432
   Net loss                                                                      (8,769,086)
   Repayment of stockholder notes               269,363                              269,363
Foreign translation adjustment                                    497,958            497,958
                                        ---------------      ------------
Balance at December 31, 1993                (3,720,351)         2,787,302         10,387,667
Retirement of warrants
   Net loss                                                                      (2,070,863)
Acquisition of treasury stock                                                    (6,553,268)
   Issuance of common stock, net
    of expenses                                                                   24,617,436
   Repayment of stockholder notes             1,436,465                            1,436,465
Foreign translation adjustment                                    244,560            244,560
                                        ---------------      ------------
Balance at December 31, 1994                (2,283,886)         3,031,862         28,061,997
   Net income                                                                      3,462,275
   Expenses relating to acquisi-
     tion of common stock                                                             (7,146)
   Repayment of stockholder notes                40,177                               40,177
Foreign translation adjustment                               (   166,039)       (   166,039)
                                        ---------------       -----------        ----------
Balance at December 31, 1995                (2,243,709)         2,865,823         31,391,264
Net income (unaudited)                                                             4,601,237
   Repayment of stockholder
     notes (unaudited)                         196,124                              196,124
   Foreign translation
     adjustment (unaudited)                                      (96,348)           (96,348)
   Expenses relating to exchange
     of common stock in connection
     with pending merger (unaudited)                                               (346,056)
   Retirement of treasury stock
     (unaudited)

   Balance at June 30, 1996 (un-
     audited)                            ($ 2,047,585)       $ 2,769,475       $ 35,746,221
                                          ============        ===========       ============

 The accompanying notes are an integral part of these consolidated financial statements.


                                                       EURO BROKERS INVESTMENT CORPORATION
                                                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                     For the Years Ended
                                                                 --------------------------------------------------------
                                                                    December 31,        December 31,         December 31,
                                                                        1993                1994                 1995
                                                                 ---------------      ---------------     ---------------
Cash flows from operating activities:
   Net income (loss)                                               ($  8,769,086)      ($  2,070,863)           $3,462,275
     Adjustments to reconcile net income (loss)
      to net cash provided by
      (used in) operating activities:
         Depreciation and amortization                                 4,192,404           4,248,181             4,568,164
         Provision for doubtful accounts                                  87,492            (196,300)              (48,956)
         Gain on sale of exchange memberships                                               (490,000)              (14,000)
         Gain on sale of subsidiary                                   (1,487,918)
         Write off of goodwill                                        12,643,948
         Unrealized foreign exchange loss                                166,940
         Undistributed earnings of affiliates                           (281,645)           (137,775)            (537,571)
         Gain on sale of short-term investments                           (3,890)
         Minority interest in consolidated subsidiaries                   94,012             (55,416)               9,249
         Imputed interest expense                                        110,529              120,806             129,358
         Amortization of deferred expenses                                19,963               12,031               5,269
         Deferred income taxes                                          (227,514)           1,971,504          (4,522,662)
   Change in assets and liabilities:
         (Increase) decrease in commissions receivable                  (567,689)           1,894,546          (1,654,378)
         (Increase) decrease in deposits with clearing                  (447,722)             459,250          (1,877,193)
            organizations
         Increase in receivable from affiliates                         (811,890)
         (Increase) decrease in receivable from clearing              (1,203,810)         (1,155,733)              852,262
            firm
         (Increase) decrease in securities owned                                            (967,500)              967,500
         Decrease (increase) in prepaid expenses and other            (3,562,620)          1,939,161              (478,684)
           assets
         Increase in restricted cash                                  (1,701,425)
         Increase in receivable from broker dealers and
           customers
         Increase (decrease) in accrued compensation payable          10,236,008          (7,887,478)            5,552,106
         Increase (decrease) in payable to broker dealers
           and customers
         Increase (decrease) in accounts payable and                   5,607,377            1,473,250             (239,114)
           accrued liabilities
         (Decrease) increase in accrued interest payable                (488,142)            (300,161)              (4,289)
         Increase (decrease) in securities owned, not yet                                   1,280,000           (1,280,000)
           purchased
         (Decrease) increase in income taxes payable                (    214,910)          (1,345,847)           5,494,722
                                                                     -----------            ---------           ----------
           Net cash provided by (used in) operating activities        13,390,412           (1,208,344)          10,384,058
                                                                      ----------            ---------           ----------
Cash flows from investing activities:
         Purchase of fixed assets                                    (10,226,268)          (4,340,179)          (2,059,449)
         Proceeds from sale of subsidiary in excess of                 1,503,024
            carrying value of investment
         Minority interest in consolidated subsidiary                   (733,285)
         Purchase of exchange memberships                                                    (101,000)             (75,000)
         Proceeds from sale of exchange memberships                                         1,762,000               50,000
         Net sale (purchase) of short-term investments                  (139,979)           2,957,056
         Investment in equity affiliates                                                       36,885          (    93,745)
                                                                   --------------          ----------          -----------
           Net cash used in investing activities                     ( 9,596,508)             314,762           (2,178,194)
                                                                      ----------            ---------            ---------

Cash flows from financing activities:

   Repayments of notes receivable from stockholders                      269,363             105,676                40,177
   Repayment of note payable                                                                                    (2,037,502)
   Repayment of subordinated note payable                             (1,459,536)        (17,660,000)
   Issuance of secured demand note                                                        23,000,000
   Acquisition of treasury stock                                                          (5,221,260)
   Issuance of common stock, net of expenses                                               1,617,436                (7,146)
   Decrease in obligations under capitalized leases                     (374,125)           (119,010)             (507,946)
                                                                    ------------        ------------          ------------

   Net cash used in financing activities                              (1,564,298)          1,722,842            (2,512,417)
                                                                    ------------        ------------          ------------

Effect of exchange rate changes on cash                                  234,779             233,079               (35,370)
                                                                    ------------        ------------          ------------

Net increase (decrease) in cash and cash equivalents                   2,464,385           1,062,339             5,658,077

Cash and cash equivalents at beginning of year                        17,828,549          20,292,934            21,355,273
                                                                     -----------         -----------           -----------

Cash and cash equivalents at end of year                             $20,292,934         $21,355,273           $27,013,350
                                                                     ===========         ===========           ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid                                                        $ 2,771,710         $ 1,736,208           $   650,007
Income taxes paid                                                      4,230,493           2,828,794               881,875

SUPPLEMENTAL DISCLOSURE OF NON CASH ACTIVITIES:

Reduction of notes receivable from stockholders in                                        $1,330,789
   connection with acquisition of treasury stock

Conversion of secured demand note to equity                                               23,000,000
Reduction of common stock and additional paid-in capital
   in connection with the retirement of treasury stock



                                                                           For the Six Months Ended
                                                                    --------------------------------
                                                                        June 30,             June 30,
                                                                          1995                 1996
                                                                    ---------------      ---------------
Cash flows from operating activities:                                             (unaudited)
   Net income (loss)                                                  $   467,041          $ 4,601,237
     Adjustments to reconcile net income (loss)
      to net cash provided by
      (used in) operating activities:
         Depreciation and amortization                                  2,313,781            2,317,835
         Provision for doubtful accounts                                   60,962             (13,909)
         Gain on sale of exchange memberships
         Gain on sale of subsidiary
         Write off of goodwill
         Unrealized foreign exchange loss
         Undistributed earnings of affiliates                            (582,831)            (422,239)
         Gain on sale of short-term investments
         Minority interest in consolidated subsidiaries                    (7,158)            (216,211)
         Imputed interest expense                                          65,454               52,940
         Amortization of deferred expenses                                  4,540                  729
         Deferred income taxes                                              6,382              318,788
   Change in assets and liabilities:
         (Increase) decrease in commissions receivable                 (4,232,056)          (1,472,233)
         (Increase) decrease in deposits with clearing                 (2,046,245)             (52,169)
            organizations
         Increase in receivable from affiliates                          (186,669)
         (Increase) decrease in receivable from clearing                  709,519             (577,422)
            firm
         (Increase) decrease in securities owned                          967,500
         Decrease (increase) in prepaid expenses and other               (410,656)             288,605
           assets
         Increase in restricted cash                                                              (764)
         Increase in receivable from broker dealers and                                     (1,100,497)
           customers
         Increase (decrease) in accrued compensation payable                                 2,651,067
         Increase (decrease) in payable to broker dealers                (115,970)           1,273,046
           and customers
         Increase (decrease) in accounts payable and                    2,083,210            4,057,016
           accrued liabilities
         (Decrease) increase in accrued interest payable                  327,228              245,470
         Increase (decrease) in securities owned, not yet              (1,280,000)
           purchased
         (Decrease) increase in income taxes payable                    1,854,073           (4,349,219)
                                                                        ---------           ----------
           Net cash provided by (used in) operating activities      (       1,895)           7,602,070
                                                                     ------------          -----------
Cash flows from investing activities:
         Purchase of fixed assets                                        (693,655)          (1,369,440)
         Proceeds from sale of subsidiary in excess of
            carrying value of investment
         Minority interest in consolidated subsidiary
         Purchase of exchange memberships
         Proceeds from sale of exchange memberships
         Net sale (purchase) of short-term investments
         Investment in equity affiliates                                   40,319
                                                                       ----------
         Net cash used in investing activities                         (  653,336)          (1,369,440)
                                                                        ---------            ---------
Cash flows from financing activities:

   Repayments of notes receivable from stockholders                       1,150               196,124
   Repayment of note payable
   Repayment of subordinated note payable
   Issuance of secured demand note
   Acquisition of treasury stock
   Issuance of common stock, net of expenses                          (   7,146)          (   236,406)
   Decrease in obligations under capitalized leases                   ( 321,931)          (   282,962)
                                                                    -----------           ------------

   Net cash used in financing activities                              ( 327,927)          (   323,244)
                                                                     -----------            ----------

Effect of exchange rate changes on cash                                 (20,895)                16,624
                                                                     -----------          ------------

Net increase (decrease) in cash and cash equivalents                 (1,004,053)            5,926,010

Cash and cash equivalents at beginning of year                        21,355,273           27,013,350
                                                                     -----------          -----------

Cash and cash equivalents at end of year                             $20,351,220          $32,939,360
                                                                     ===========          ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid
Income taxes paid                                                    $   607,498          $ 5,848,411

SUPPLEMENTAL DISCLOSURE OF NON CASH ACTIVITIES:

Reduction of notes receivable from stockholders in connection with acquisition of treasury stock

Conversion of secured demand note to equity
Reduction of common stock and additional paid-in capital                                  $10,177,107
   in connection with the retirement of treasury stock


 The accompanying notes are an integral part of these consolidated financial statements





                    EURO BROKERS INVESTMENT CORPORATION
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
              AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996
             (Information as of and for the six-month periods ended
                      June 30, 1995 and 1996 is unaudited)


NOTE 1 - ORGANIZATION AND OPERATIONS:

Euro Brokers Investment Corporation (the "Company"), incorporated in December 1986, is the parent company to Euro Brokers Holdings, Inc. ("EBHI"). EBHI was incorporated in October 1986 for the purpose of acquiring certain businesses from various subsidiaries of MAI plc, a public company in the United Kingdom.

The Company, through its subsidiaries and affiliates is primarily an interdealer broker of money market instruments, securities and derivative products and selected securities, with offices in major financial centers, including New York, London, Tokyo, Toronto and Hong Kong, and correspondent relationships with other brokers throughout the world.

NOTE 2 - PROPOSED MERGER TRANSACTION:

On March 8, 1996, the Company entered into an Agreement and Plan of Merger with Financial Services Acquisition Corporation ("FSAC") and EBIC Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of FSAC, providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of FSAC. At the effective time of the merger, each outstanding share of Class B Common Stock of the Company will be converted into the right to receive, subject to certain adjustments and escrow arrangements described below, consideration consisting of approximately (i) 2.64 newly issued shares of FSAC's common stock, (ii) 4.53 newly issued redeemable common stock purchase warrants of FSAC and (iii) $9.57 in cash.

The consideration will be adjusted as necessary to provide that, upon consummation of the merger, the current stockholders of the Company will own, in the aggregate, (i) a number of shares of FSAC common stock equal to the number of shares of FSAC common stock outstanding immediately prior to the merger and (ii) a number of warrants equal to the number of warrants outstanding immediately prior to the merger. The cash portion of the consideration will also be adjusted prior to the merger to reflect the differences between the respective pre-merger net worths of FSAC and the Company, subject to certain adjustments (and the initial escrow of $2 million), with the intention generally of equalizing the respective pre-merger contributions of FSAC stockholders and Company stockholders to the post-merger consolidated net worth of FSAC.

The merger will result, subject to certain escrow arrangements providing for the initial deposit in escrow of 10% of the FSAC common stock consideration (and subject to the payment of cash in lieu of fractional shares and warrants), in the Company's current stockholders having a 50% ownership of the merged entity. For accounting and financial purposes, the merger will be treated as an issuance of shares by the Company for the net assets of FSAC, consisting primarily of cash. The surviving corporation will reflect in its consolidated financial statements the assets and liabilities of both companies at their book values, and the historical earnings of the Company will be presented as the historical earnings of the merged entity.

The merger was consummated on August 16, 1996. In accordance with the adjustments contemplated by the merger agreement, the consideration that was actually received for each outstanding share of Class B common stock of the Company consisted of approximately (i) 2.70 shares of FSAC common stock (approximately .27 shares of which were deposited in escrow), (ii) 4.53 FSAC warrants and (iii) $13.14 in cash (approximately $1.20 of which was deposited in escrow).


NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation:

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Investments in unconsolidated affiliates where the Company may exercise significant influence over operating and financial policies have been accounted for using the equity method. Earnings from investments accounted for under the equity method have been reflected as other income in the statement of operations.

Revenue recognition:

Commission income is recognized on a trade date basis.

Securities transactions:

Securities transactions are recorded on a trade date basis and are carried at market value. Substantially all securities transactions are executed as riskless principal and are cleared on a fully disclosed basis. As such, those accounts are carried on the books of the Company's clearing firm.

Furniture, equipment and leasehold improvements:

Depreciation of furniture and equipment is computed on a straight line basis using estimated useful lives of 3 to 5 years. Leasehold improvements are amortized over the terms of the related leases or estimated useful lives of the improvements, whichever period is shorter.

Exchange memberships:

The Company carries its exchange memberships at cost. At December 31, 1994 and 1995 and at June 30, 1996, the market value of these memberships approximated cost.

During 1994, the Company sold its exchange memberships which it held at December 31, 1993 realizing a gain of $490,000. During 1994, the Company also purchased exchange memberships for an aggregate cost of $101,000.

During 1995, the Company sold two of its exchange memberships for $50,000, realizing a gain of $14,000, and purchased an exchange membership at a cost of $75,000.

Intangible assets:

Intangible assets principally include the values assigned to customer lists and are being amortized on a straight line basis over their estimated useful lives, which approximate 15 years. Accumulated amortization of intangible assets aggregated $6,346,588, $6,756,592 and $6,961,594 at December 31, 1994, December 31, 1995 and June 30, 1996, respectively.

The Company has a policy of reviewing the carrying value of intangible assets to consider whether events or changes in circumstances have occurred
- such as the loss of significant customers, a significant change in the revenues received from customers or a significant change in the nature of the brokerage business - which would indicate that the carrying amount of such assets may not be recoverable, in which case the Company would evaluate the estimated future cash flows expected to result from the asset. Should the expected future cash flows be less than the carrying amount of the asset, an impairment loss would be recognized to the extent that the carrying value exceeds the fair value of the asset. There have been no impairment losses with respect to intangible assets.

Goodwill:

The excess purchase price over net assets of businesses acquired was originally recorded as goodwill and was being amortized on a straight line basis over twenty years.

In recognition of certain business conditions and events, in 1993 the Company reviewed the recorded value of goodwill based on an evaluation of the net present value of future cash flows from certain of the Company's foreign subsidiaries and affiliates. As a result of this reevaluation, it was determined that there had been an other than temporary impairment in the value of goodwill and, accordingly, amounts aggregating $10,839,790 which were previously attributable to goodwill associated with the acquisition of foreign subsidiaries and amounts aggregating $1,804,158 which were previously attributable to goodwill associated with the Company's investment in an affiliated company (see Note 7) were written off as of December 31, 1993.

Foreign currency translation:

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars using exchange rates at the end of the year; revenues and expenses are translated at average rates for the year.

Gains and losses on foreign currency translation of the financial statements of operations whose functional currency is other than the U.S. dollar, together with related hedges and tax effects, are reflected in the foreign translation adjustment account in stockholders' equity. Foreign currency exchange gains and losses from transactions and balances denominated in a currency other than the related operating subsidiary's functional currency are recorded in income.

Fair value of financial instruments:

The Company's securities owned and securities sold, not yet purchased are carried at market value. Additionally, off-balance sheet financial instruments, as described in Note 15, are valued at market with unrealized gains and losses recorded in the financial statements.

Management estimates that the aggregate net fair value of other financial instruments recognized on the statement of financial condition (including cash equivalents, commission and other receivables, and notes payable) approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates, or, in the case of notes payable, bear interest at rates which management believes are comparable to current rates which could be obtained in similar financings.

Income taxes:

The Company files a consolidated federal income tax return which includes U.S. subsidiaries in which the Company's ownership percentage is 80% or greater. The Company and such U.S. subsidiaries also file separate and/or combined income tax returns in various state and local tax jurisdictions.

The Company and its subsidiaries account for certain income and expense items in a period different from that reported for tax purposes. The tax effects of transactions are generally recognized in the financial statements in the same period as the related items of income and expense, regardless of when they are recognized for tax purposes.

During 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). The adoption of SFAS 109 had no material impact on the financial statements of the Company.

Historical earnings per share:

The computation of earnings per share in each period does not give effect to any merger-related transactions and is based on the weighted average number of shares of the Company's common stock then outstanding.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited information:

All unaudited information for the interim periods presented, in the opinion of management, includes all adjustments, consisting only of normal recurring accruals necessary for fair presentation.

NOTE 4 - CASH AND CASH EQUIVALENTS:

For the purpose of the financial statements the Company considers all short-term investments with an initial maturity of three months or less to be cash equivalents. Such investments are generally overnight Euro dollar deposits.

NOTE 5 - COMMISSIONS RECEIVABLE:

Commissions receivable are reflected in the statement of financial condition net of allowance for doubtful accounts of $520,600, $471,100 and $444,200 at December 31, 1994, December 31, 1995 and June 30, 1996,
respectively.

NOTE 6 - RELATED PARTY TRANSACTIONS:

The Company incurred interest expense which was in respect of debt payable to its majority shareholders aggregating $1,848,700 and $789,200 for the years ended December 31, 1993 and 1994 respectively. As described in Note 11, all such debt was repaid during 1994.

The Company's U.K. subsidiary paid $6,100,000 of interest on intercompany loans to the Company's U.S. subsidiary. Such amount has been eliminated in consolidation.

Prepaid expenses and other assets include loans to employees aggregating $1,732,300, $2,317,500 and $2,298,000 at December 31, 1994, December 31, 1995
and June 30, 1996, respectively. Such loans generally bear interest at the prime rate and are short term in nature.

NOTE 7 - EQUITY IN AFFILIATED COMPANIES:

The Company's equity in affiliated companies principally consists of a 15% equity interest in Yagi Euro Corporation ("Yagi Euro"), which operates the business of a broker of money market and foreign exchange and derivative products in Tokyo and is 85% owned by Yagi Tanshi Company, Limited.

In addition, in 1994 the Company entered into a partnership arrangement with Yagi Euro to broker certain derivative products in Tokyo. The results of such business are consolidated in the Company's financial statements and Yagi Euro's approximately 50% interest in the related profit or loss is presented as minority interest.

During December 1995, the Company purchased a 33% interest in Pacific Brokers International, LLC, a broker of off-balance sheet products in the Far East.

The Company's investments in equity affiliates are as follows:


                                                           December 31,    December 31,      June 30,
                                                              1994            1995             1996
                                                           -------------    -----------      ---------
                                                                                           (Unaudited)
Yagi Euro.................................................   $2,543,149    $2,794,211      $2,604,771
Pacific Brokers International, LLC........................                    157,653         168,141
                                                             ----------    ----------     -----------
                                                             $2,543,149    $2,951,864      $2,772,912
                                                             ==========    ==========      ==========


Summarized financial information for Yagi Euro is as follows:

                                                            December 31,     December 31,      June 30,
                                                               1994             1995            1996
                                                            ------------     ------------      --------
                                                                                              (Unaudited)
Total assets..............................................  $20,237,126      $21,740,692     $22,124,481
Total liabilities.........................................    3,391,834        3,266,547       4,759,337
Revenues..................................................   18,946,665       14,310,972       5,716,707
Net income (loss).........................................      925,844        2,735,871       (142,748)


NOTE 8 - ACQUISITION AND SALE OF SUBSIDIARY:

In 1992, the Company acquired a 51% interest in Liberty Euro Brokers ("LEB"), a newly formed broker of certain non-dollar denominated government securities which conducts business in the United Kingdom.

Effective as of August 12, 1993, the Company sold its interest in LEB for approximately $2,258,000, which resulted in a gain of approximately $1,488,000 recorded in other income.

NOTE 9 - FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

Furniture, equipment and leasehold improvements are summarized below:


                                                                December 31,    December 31,        June 30,
                                                                    1994            1995              1996
                                                                ------------    ------------        --------
                                                                                                    (Unaudited)
Furniture and telephone equipment...........................    $ 11,672,050     $ 11,512,903      $ 11,788,625
Leasehold improvements......................................       6,373,214        6,329,807         6,242,992
Computer and related equipment..............................       6,460,324        7,265,569         8,133,040
Automobiles.................................................       3,846,861        3,113,004         2,824,379
                                                                 -----------      -----------       -----------
                                                                  28,352,449       28,221,283        28,989,036
Less - Accumulated depreciation and amortization............    (12,959,793)     (14,956,540)      (16,473,105)
                                                               ------------     ------------      ------------
                                                                $ 15,392,656     $ 13,264,743      $ 12,515,931
                                                                ============     ============      ============


NOTE 10 - OBLIGATIONS UNDER CAPITALIZED LEASES:

The Company has purchased automobiles and telecommunications equipment under capitalized leases. The lease terms generally do not exceed three years. The following is a schedule of future minimum lease payments under capitalized leases together with the present value of the net minimum lease payments as of December 31, 1995.

For the Years Ending December 31:
     1996.........................................   $  1,304,805
     1997.........................................        744,317
     1998 and thereafter..........................        566,233
                                                     ------------
Total net minimum lease payments..................      2,615,355
Less: amount representing interest................        330,549
                                                      -----------
Present value of net minimum lease payments.......    $ 2,284,806
                                                      ===========

The gross amount of assets under capitalized leases are $2,804,800 and $2,284,800 at December 31, 1994 and 1995, respectively, and $3,100,000 at
June 30, 1996. Such amounts are principally automobiles and are included in furniture, equipment and leasehold improvements on the statement of financial condition.

The charges to income resulting from the amortization of assets recorded under capitalized leases were approximately $625,500, $681,200 and $644,700 for the years ended December 31, 1993, 1994 and 1995, respectively, and $327,700 and $280,900 for the six months ended June 30, 1995 and 1996, respectively.

NOTE 11 - NOTES PAYABLE:

Notes payable at December 31, 1994 and 1995 and June 30, 1996 represent convertible purchase price notes which were issued in December 1986 in connection with the acquisition of the predecessor businesses and bear interest at a stated rate of 6-1/8% per annum. The conversion feature expired on November 30, 1993. The notes are due in equal annual installments each November 30 from 1995 through 1999. The notes have been adjusted for financial reporting purposes to reflect imputed interest at fair market rates at the time of issuance which vary from 6.125% to 7.71%. The notes are subordinated to the claims of financial institutions to a maximum aggregate amount of $10,000,000. Approximately 55% of the reported balance for the purchase price notes was denominated in British pounds sterling at December 31, 1994 and 1995 and June 30, 1996.

On December 16, 1986, the Company executed a subordinated promissory note in the amount of $13,000,000 payable to Annetinvest B.V., an affiliate of Euro Brokers International Inc. ("EII"), a shareholder of the Company at that time. The note was due on December 16, 1996 bearing interest at a fixed rate of 9.25% per annum plus additional interest based on the profitability of the Company up to a maximum of 4.5% per annum of the principal balance outstanding. In November 1988, the Company executed a second subordinated promissory note in the amount of $4,660,000, also payable to Annetinvest B.V., which was due on January 31, 1999 bearing interest at a variable rate of prime plus 1%.

In February 1994, the Company entered into a secured demand note payable aggregating $23,000,000, which was scheduled to mature on December 31, 1995. The note had a stated interest rate of 10% during 1994 and 12% during 1995. The Company pledged certain assets and stock of certain subsidiaries as collateral for the loan. The proceeds of the loan were used to repay the Company's subordinated notes payable of $17,660,000, and to repurchase all of the Class A common stock and warrants outstanding at December 31, 1993 as described in Note 14. In May, 1994, the $23,000,000 note was repaid in connection with a stock purchase transaction as described in Note 14.

The change in notes payable is as follows:


                                                                                   For the Six
                                                        For the Years Ended        Months Ended
                                                   December 31,     December 31,     June 30,
                                                       1994             1995           1996
                                                   ------------     ------------     --------
                                                                                    (unaudited)
Balance at beginning of year...................   $  27,080,598     $ 9,830,284    $ 7,880,032
Repayment of subordinated note.................     (17,660,000)
Repayment of principal.........................                      (2,037,502)
Secured demand note issued.....................      23,000,000
Secured demand note converted to equity........     (23,000,000)
Exchange rate difference.......................         288,880         (42,107)         3,781
Imputed interest...............................         120,806         129,357         52,939
                                                  -------------     ------------   -----------

Balance at end of period.......................   $   9,830,284     $ 7,880,032    $ 7,936,752
                                                   ============     ===========    ===========


NOTE 12 - EMPLOYEE BENEFIT PLANS:

The Company maintains a 401(k) defined contribution plan for the Company's U.S. operations covering substantially all salaried employees. The Company's contributions to the 401(k) plan are based upon a percentage of employee contributions. Total 401(k) plan expense approximated $161,000, $216,000, and $222,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $158,900 and $162,000 for the six months ended June 30, 1995 and 1996, respectively.

NOTE 13 - INCOME TAXES:

Income (loss) from continuing operations before provision for income tax and minority interest was taxed under the following jurisdictions:


                                                                   For the Years Ended
                                                December 31, 1993   December 31, 1994    December 31, 1995
                                                -----------------   -----------------    -----------------
Domestic.......................................  $   225,567          $ 3,089,709        $  2,645,217
Foreign........................................   (3,693,079)          (1,576,103)          9,978,108
                                                 -----------          -----------         -----------
Total.......................................... ($ 3,467,512)         $ 1,513,606         $12,623,325
                                                 ===========          ===========         ===========

The components of the provision for income taxes are as follows:

                                                               For the Years Ended
                                            December 31, 1993   December 31, 1994      December 31, 1995
                                            -----------------   -----------------      -----------------
Current
     Federal..............................    $   385,879           $1,103,197         $  2,745,733
     State and local......................        701,500              706,747              931,547
     Foreign..............................      3,778,047             (76,684)            8,510,075
                                               ----------          ----------            ----------
                                                4,865,426           1,733,260            12,187,355
                                               ----------          ----------           -----------
Deferred
     Federal..............................        (99,515)            504,938            (1,946,254)
     State and local......................       (191,063)            411,633              (164,502)
     Foreign..............................        284,053             684,158            (2,683,403)
                                            --------------      -------------          ------------
                                                   (6,525)          1,600,729            (4,794,159)
                                            --------------       ------------          ------------
Total.....................................    $ 4,858,901         $ 3,333,989           $ 7,393,196
                                              ===========         ===========           ===========


Deferred tax assets (liabilities) are comprised of the following:

                                                               December 31, 1994   December 31, 1995
                                                               -----------------   -----------------
Assets
     Bad debt reserve.........................................    $   138,000        $    161,000
     Amortization of leasehold improvements...................        172,361             221,354
     Rent reserve.............................................        214,774             211,830
     Deferred compensation....................................        251,850           4,415,679
     Miscellaneous reserves...................................        304,290             510,485
     Foreign tax credits......................................                          2,675,017
     Deferred tax asset valuation allowance...................                        (2,675,017)
                                                                   ----------         -----------
        Gross deferred tax assets, after valuation allowance..     $1,081,275        $ 5,520,348
                                                                   ==========         ===========
Liabilities
     Depreciation.............................................       (612,924)           (447,092)
     Unrealized foreign exchange (gain) loss..................       (165,625)           (244,932)
                                                                  -----------          ----------
        Gross deferred tax liabilities........................    ($  778,549)       ($   692,024)
                                                                   ==========         ===========


The valuation allowance for deferred tax assets for the year ended December 31, 1995 was established for foreign tax credit carryforward benefits generated during 1995, due to the uncertainty regarding their realizability. The foreign tax credit carryforward will expire in the year ended December 31, 2000.

Not reflected above are the tax effects of foreign currency translation adjustments related to the hedging of foreign net investments. These tax effects are recorded directly in stockholders' equity. Such amounts recorded in stockholders' equity are a tax benefit (expense) of $221,000, ($370,000), and $20,600 in the years ended December 31, 1993, 1994 and
1995, respectively.

The provisions for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income (loss) from continuing operations as a result of the following differences:

                                                        For the Years Ended
                                                   December 31,    December 31,    December 31,
                                                      1993            1994             1995
                                                   -----------      ----------     -----------
Tax at U.S. statutory rate........................ ($1,178,954)   $   514,626      $4,291,930
Increase (decrease) in tax resulting from:
Higher effective rates on exchanges of foreign
  operations and tax benefit of losses not
  recognized......................................    1,351,406     1,283,444       1,847,061
Nondeductible meals and entertainment.............      398,923       869,536         868,507
Write-off of goodwill.............................    4,089,856

State and local taxes, net........................      369,617       738,131         506,259
Other.............................................    (171,947)       (71,748)       (120,561)
                                                   -----------     -----------     -----------
                                                    $ 4,858,901    $3,333,989     $ 7,393,196
                                                    ===========    ==========     ===========


NOTE 14 - STOCKHOLDERS' EQUITY:

Common stock:

There are 2,000,000 shares of Class B ($.001 par value) common stock of the Company authorized, of which 1,671,290 shares were issued and outstanding at December 31, 1994 and 1995 and June 30, 1996.

In May 1994, the holder of the $23,000,000 secured demand note (See Note
11), Welsh, Carson, Anderson & Stowe VI ("WCAS VI"), executed a stock purchase agreement pursuant to which WCAS VI acquired 910,510 shares of Class B common stock, representing a majority equity interest. The total consideration paid was $25,000,000, which was comprised of the delivery of the $23,000,000 secured demand note and $2,000,000 in cash.

The minority interest of Class B common stock not held by WCAS VI is held by management and employees. Pursuant to a stock purchase agreement, the Company has the option to repurchase its shares of Class B common stock from minority shareholders if the owner of such shares is no longer employed by the Company or its subsidiaries. The repurchase price depends upon a number of factors, including the employee's length of service and the fair market value of such stock as determined by the Board of Directors.

The Company held 412,610 shares of Class B common stock in its treasury at December 31, 1994 and 1995 and none at June 30, 1996.

At December 31, 1994 and 1995 and at June 30, 1996, there were 2,000,000 shares of Class A ($.01 par value) common stock of the Company authorized; there were no shares outstanding. 217,450 shares of Class A Common stock were held in treasury at December 31, 1994 and 1995 and none were held in treasury at June 30, 1996. During 1994, the Company repurchased all of its Class A common stock in connection with the stock purchase agreement referred to above.

During March 1996 the Company retired the Class A and Class B common stock which was held in its treasury.

Warrants:

At December 31, 1993, the Company had outstanding 977,143 warrants which entitled the holder to purchase, at any time through March 31, 1994, one share of Class A common stock per warrant. 622,450 warrants were exercisable at $20.885 per share and 354,693 were exercisable at $13.14 per share. All of the warrants were held by EII and were exercisable in whole and not in part. The warrants were retired by the Company in February 1994, pursuant to the secured demand note transaction described in Note 11.

Notes receivable from stockholders:

Notes receivable from stockholders of $2,283,886 and $2,243,709 at December 31, 1994 and 1995, respectively, and of $2,047,585 at June 30, 1996, represent amounts due to the Company for the purchase of common stock of the Company by certain of its employees. The notes have all matured and are currently payable on demand. The notes bear interest at 5% per annum, and are collateralized by the stock purchased therewith. The notes have been reflected as a decrease to stockholders' equity.

In connection with the merger transaction described in Note 2, such stockholders have agreed to repay such notes through the application of the cash merger consideration otherwise payable to such stockholders. To the extent such cash consideration is insufficient to repay all such notes, the remaining balance thereof will be assigned to and immediately repaid by certain members of the Company's management.

NOTE 15 - COMMITMENTS:

The Company is obligated under certain non-cancelable leases for office space and telecommunication services.

The Company has executed various operating leases in respect of premises, which contain escalation clauses for base rent, maintenance, electricity and real estate tax increases.

At December 31, 1995, the Company had the following commitments under long-term non-cancelable operating leases:

      For the Year Ending December 31:
         1996...............................        $8,941,275
         1997...............................         4,468,010
         1998...............................         3,818,402
         1999...............................         3,699,943
         2000 and thereafter................        18,362,690
      Total minimum lease payments..........      $ 39,290,320
                                                  ============

The Company has pledged (pound)1,150,000 in cash with a bank in respect of a guarantee of its London premises lease. This amount has been reflected as restricted cash on the statement of financial condition.

At December 31, 1994, the Company had forward contracts of approximately $1,000,000 outstanding to buy foreign currency at various rates and dates extending through September 16, 1996.

At December 31, 1995, the Company had forward contracts outstanding to buy Sterling for $935,000 and sell 180,000,000 yen at various rates and dates extending through September 30, 1996. Unrealized gains and losses have been recognized in the statement of operations.

NOTE 16 - CONTINGENCIES:

In common with other money brokers, a subsidiary of the Company has, in the past, received commissions on a number of interest rate swap transactions which were booked on behalf of banks and local authorities in the United Kingdom. Following the ruling by the House of Lords in relation to the ultra vires nature of such contracts, some claims in a material amount have been received for the return of certain of this brokerage. Management believes it has adequately accrued for the reasonably estimated costs associated with resolving this matter.

The Company and/or its subsidiaries are also subject to various legal proceedings and claims that arise in the ordinary course of their businesses. Management currently believes that resolving these matters will not have a material adverse impact on the Company's consolidated financial condition, results of operations or liquidity.

NOTE 17 - CONCENTRATION OF CREDIT RISK:

The Company has a policy of reviewing, on an ongoing basis, the credit standing of its customers, which are primarily financial institutions, as well as the credit worthiness of the clearing firm used by the Company.

Financial instruments subject to credit risk are primarily commissions receivable, which are unsecured and short-term in nature. Receivable from clearing firm represents a concentration of credit risk, and is related to securities transactions cleared primarily through one correspondent broker.

NOTE 18 - GEOGRAPHIC DATA:

Summary financial information for each of the Company's geographic locations is set forth below. Amounts include the consolidation of the results of the operations of the Company's Tokyo and Hong Kong affiliates; the Company's actual share, net of minority interest, approximates 50% in each case.


                                                                                              For the Six Months Ended
                                             For the Year Ended December 31,                            June 30,
                                -----------------------------------------------------      --------------------------------

                                       1993               1994                1995               1995              1996
                                -----------------  -----------------   -----------------   ---------------   ----------------
Commission Income                                                                                     (Unaudited)
  New York....................       $63,143,793        $66,090,388         $69,081,547        $35,184,445       $40,275,560
  London......................        63,266,608         61,226,002          65,715,235         33,343,829        34,700,573
  Canada......................         2,790,582          3,091,433           3,452,205          1,765,101         1,698,625
  Tokyo.......................                            6,965,106          24,601,532         13,063,350        10,470,687
                                     -----------
  Hong Kong...................         6,376,642          7,213,732           8,725,808          4,531,634         2,935,380
                                     -----------       ------------       -------------          ---------         ---------
    Total.....................      $135,577,625       $144,586,661        $171,576,327        $87,888,359       $90,080,825
                                    ============       ============        ============        ===========       ===========

Operating Profit (Loss):
  New York....................      $ 2,541,645        $ 4,301,375         $ 3,021,226         $ 1,352,417       $3,952,249
  London......................       (1,529,404)        (2,960,188)          2,901,237           (478,161)        4,091,004
  Canada......................           66,735           (249,413)           (874,440)          (474,564)         (134,349)
  Tokyo.......................       (1,522,512)         1,140,723           6,985,361          4,546,313         3,052,240
  Hong Kong...................         (989,502)          (126,387)            (16,677)           (78,082)         (435,858)
                                     -----------         ----------          ----------          ----------       -----------
    Total.....................      $(1,433,038)       $ 2,106,110         $12,016,707         $4,867,923        $10,525,286

Income (Loss) Before
Tax and Minority Interest:
  New York....................      $   225,565        $ 3,089,709         $ 2,645,217         $1,297,580        $ 9,702,400
  London......................       (1,305,441)        (2,447,859)          3,783,500           (156,085)        (1,030,531)
  Canada......................          116,387           (219,617)           (841,294)          (454,345)          (129,188)
  Tokyo.......................       (1,522,512)         1,204,470           7,017,027          4,812,457          3,033,704
  Hong Kong...................         (981,511)          (113,097)             18,875            (14,608)          (441,247)
                                    ------------        -----------        -----------         -----------        ----------
    Total.....................      $(3,467,512)        $1,513,606         $12,623,325          5,484,999        $11,135,138
                                    ============        ===========         ===========        ===========       ===========

Net Income (Loss):
  New York....................         (571,236)           418,316         $   440,773           $111,280         5,525,433
  London......................       (5,922,785)        (2,428,422)          1,711,233           (509,634)       (1,176,148)
  Canada......................           46,008           (176,748)           (688,849)          (290,429)         (129,188)
  Tokyo.......................       (1,522,512)           173,672           1,989,492          1,163,274           606,176
  Hong Kong                            (798,561)           (57,681)              9,626             (7,450)         (225,036)
                                       --------        ------------         ----------         -----------       ----------
    Total                           $(8,769,086)      $ (2,070,863)        $  3,462,275        $   467,041        4,601,237
                                     ==========       ============         ============        ===========        =========


                                             At December 31,                 At June 30,
                                  -----------------------------------     ---------------

                                         1994                1995               1996
                                  -----------------   -----------------   ---------------
Identifiable Assets:                                                         (Unaudited)
  New York....................         $35,347,675         $38,962,574        $47,474,087
  London......................          29,412,600          31,767,594         31,426,226
  Canada......................           1,573,157           1,789,815          1,833,093
  Tokyo.......................           3,823,416           7,656,963          7,161,101
  Hong Kong...................           1,757,684           1,901,796          1,795,179
                                      ------------         -----------        ----------
    Total.....................         $71,914,532         $82,078,742        $89,689,686
                                       ===========         ===========        ===========



(a)(2)

                     REPORT OF INDEPENDENT ACCOUNTANTS


To The Board of Directors
and Stockholders of
Euro Brokers Investment Corporation

           In our opinion, the accompanying consolidated statement of financial condition and the related consolidated statements of operations, changes in stockholder's equity and cash flows present fairly, in all material respects, the financial position of Euro Brokers Investment Corporation and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

/s/ PRICE WATERHOUSE LLP
New York, New York
February 26, 1996,
except as to Note 2
which is as of August 16, 1996


(b)         Pro Forma Financial Information.

           The unaudited pro forma consolidated statements of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 and the unaudited pro forma consolidated statement of financial condition as of June 30, 1996 include the accounts of FSAC and Euro Brokers Investment Corporation ("EBIC"). The unaudited pro forma financial statements reflect the merger of EBIC Acquisition Corp., a wholly owned subsidiary of FSAC, with and into EBIC (the "Merger") accounted for as a recapitalization of EBIC, with the issuance of shares by EBIC for the net assets of FSAC, consisting primarily of cash. The pro forma financial statements were derived by adjusting the historical financial statements of FSAC and EBIC for certain transactions pursuant to the Merger described in the notes to the unaudited pro forma consolidated financial statements.

           The unaudited pro forma consolidated statements of operations for the year ended December 31, 1995 and the six months ended June 30, 1996 were prepared as if the Merger had occurred on January 1, 1995. The unaudited pro forma consolidated statement of financial condition was prepared as if the Merger had occurred on June 30, 1996. The pro forma financial data does not purport to be indicative of the results which actually could have been obtained had such transaction been completed as of the assumed dates or which may be obtained in the future.

           The pro forma financial data should be read in conjunction with
(i) the notes hereto, (ii) FSAC's unaudited financial statements and the notes thereto as of and for the quarter ended June 30, 1996, included in the Form 10-Q of FSAC for the quarterly period ended June 30, 1996, and FSAC's audited financial statements and the notes thereto as of and for the year ended December 31, 1995, included in FSAC's Annual Report on Form 10-K for the year ended December 31, 1995, and (iii) the audited and unaudited financial information for EBIC included elsewhere in this Current Report.



                                    UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                              FOR THE YEAR ENDED DECEMBER 31, 1995

                                                 FINANCIAL
                                                 SERVICES      EURO BROKERS
                                                ACQUISITION     INVESTMENT        PRO FORMA ADJUSTMENTS
                                                CORPORATION     CORPORATION       DR.                 CR.           PRO FORMA(1)
                                              --------------   ------------   -------------  ---------------       -------------
Revenue:
   Commission income ......................   $        --     $ 171,576,327   $      --        $        --      $ 171,576,327
   Interest income ........................       1,102,027       1,462,744     1,102,027(2)            --          1,462,744
   Other income ...........................            --           732,347          --                 --            732,347
                                              -------------     -----------   -----------            -------     ------------
                                                  1,102,027     173,771,418     1,102,027               --        173,771,418
                                              -------------     -----------   -----------            -------     ------------
Costs and expenses:
   Payroll and related costs ..............            --       110,915,257       480,000(3)            --        111,395,257
   Communication costs ....................            --        17,187,573          --                 --         17,187,573
   Travel and entertainment ...............            --        10,224,384          --                 --         10,224,384
   Depreciation and amortization ..........          13,092       4,568,164          --                 --          4,581,256
   Clearing fees ..........................            --         3,777,710          --                 --          3,777,710
   General and administrative
      expenses ............................         158,986       7,845,403          --                 --          8,004,389
   Interest expense .......................            --           775,077          --                 --            775,077
   State franchise taxes ..................          13,000            --            --                 --             13,000
   Acquisition costs ......................         239,817            --            --              239,817(4)          --
   Occupancy costs ........................          60,000       5,854,525          --               60,000(5)     5,854,525
                                              -------------     -----------   -----------            -------     ------------
                                                    484,895     161,148,093       480,000            299,817      161,813,171
                                              -------------     -----------   -----------            -------     ------------
   Income before provision for income taxes
     and minority interest ................         617,132      12,623,325     1,582,027            299,817       11,958,247
   Provision for income taxes .............         219,000       7,393,196          --              513,000(6)     7,099,196
                                              -------------     -----------   -----------            -------     ------------
   Income before minority interest ........         398,132       5,230,129     1,582,027            812,817        4,859,051
   Minority interest ......................            --        (1,767,854)         --                 --         (1,767,854)
                                              -------------     -----------   -----------            -------     ------------
   Net income .............................   $     398,132   $   3,462,275   $ 1,582,027      $     812,817    $   3,091,197
   Common stock shares outstanding ........       4,416,666       1,671,290          --                 --          9,011,332(7)
                                              -------------     -----------   -----------            -------     ------------
   Earnings per share .....................   $        0.09   $        2.07          --                 --      $         .34(8)

                                       UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                                FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                            FINANCIAL SERVICES    EURO BROKERS
                                             ACQUISITION COR-      INVESTMENT       PRO FORMA ADJUSTMENTS
                                                PORATION          CORPORATION       DR.              CR.          PRO FORMA(1)
                                            -----------------     ------------     ----------   ---------        -------------
Revenue:
   Commission income.......................    $        -        $ 90,080,825     $       -        $     -       $ 90,080,825
   Interest income.........................       482,237             840,831       482,237(2)           -            840,831
   Other income............................             -             118,809             -              -            118,809
   Foreign exchange gain...................             -              45,708             -              -             45,708
                                               ----------        ------------     ---------       ---------      ------------
                                                  482,237          91,086,173       482,237              0         91,086,173
                                               ----------        ------------     ---------       ---------      ------------
Costs and expenses:
   Payroll and related costs...............             -          54,366,463       240,000(3)           -         54,606,463
   Communication costs.....................             -           8,383,935             -              -          8,383,935
   Travel and entertainment................             -           5,369,774             -              -          5,369,774
   Depreciation and amortization...........         6,546           2,317,835             -              -          2,324,381
   Clearing fees...........................             -           2,116,366             -              -          2,116,366
    General and administrative
      expenses.............................        86,737           4,063,782             -              -          4,150,519
   Interest expense........................             -             299,522             -              -            299,522
   State franchise taxes...................         9,160                   -             -              -              9,160
   Occupancy costs.........................        30,000           3,033,358             -         30,000(5)       3,033,358
                                               ----------        ------------     ---------       ---------      ------------
                                                  132,443          79,951,035       240,000         30,000         80,293,478
                                               ----------        ------------     ---------       ---------      ------------
   Income before provision for income
      taxes and minority interest..........       349,794          11,135,138       722,237         30,000         10,792,695
   Provision for income taxes..............       119,000           6,086,881             -        277,000(6)       5,928,881
                                               ----------        ------------     ---------       ---------      ------------
   Income before minority interest.........       230,794           5,048,257       722,237        307,000          4,863,814
   Minority interest.......................             -           (447,020)             -              -          (447,020)
                                               ----------        ------------     ---------       ---------      ------------
   Net income..............................    $  230,794         $ 4,601,237     $ 722,237       $307,000       $  4,416,794
                                               ==========         ===========     =========       ========       ============
   Common stock shares outstanding.........     4,416,666           1,671,290                                       9,011,332(7)
   Earnings per share......................    $     0.05         $      2.75                                    $       0.49(8)


Notes to Unaudited Pro Forma Consolidated Statements of Operations

1. FSAC stockholders exercised their right to demand the redemption of certain shares of FSAC common stock in connection with the Merger ("Redemption Rights") with respect to 136,000 shares, and the unaudited pro forma consolidated statements of operations are presented on this basis.

2. For the year ended December 31, 1995, represents the elimination of interest income of $1,102,027 on FSAC's short-term investments and investment in a U.S. government security deposited in a trust account for the benefit of FSAC's public stockholders (the "Trust"), which was liquidated upon consummation of the Merger to pay the cash portion of the Merger consideration. For the six months ended June 30, 1996, represents the elimination of six-months' interest income of $482,237 on FSAC's short-term investments and investment in a U.S. government security deposited in the Trust, which was liquidated upon consummation of the Merger to pay the cash portion of the Merger consideration.

3. For the year ended December 31, 1995, represents the annual salary to be paid to the President of FSAC ($450,000) and the increase in annual salaries to senior management of EBIC ($30,000) pursuant to certain employment agreements entered into in connection with the Merger. For the six months ended June 30, 1996, represents the portion of six-months' salary to be paid to the President of FSAC ($225,000) and the six-months' portion of the increase in annual salaries to senior management of EBIC ($15,000) pursuant to the above-referenced employment agreements.

4. For the year ended December 31, 1995, represents the elimination of non-recurring costs, primarily professional fees, in connection with a letter of intent relating to a proposed acquisition agreement which was terminated in July 1995. These non-recurring costs are unrelated to the Merger and would not have been incurred if the acquisition had occurred on January 1, 1995.

5. Represents the elimination of FSAC occupancy expense due to the consolidation of the office space of FSAC and EBIC.

6. Represents the income tax provision at an effective rate of 40% on the adjustments described in notes 2 to 5 above.

7. This number is based on 4,416,666 shares of FSAC Common Stock outstanding immediately prior to the Merger (less 136,000 shares redeemed) and the issuance of a like number of shares as part of the Merger consideration. In addition, this number of shares reflects consummation of a unit purchase option exchange, in which all of FSAC's outstanding 333,333 unit purchase options were exchanged, contingent upon and immediately following effectiveness of the Merger, for 225,000 newly-issued shares of FSAC common stock. As a result, the aggregate Merger consideration, in order to maintain the 50% interest of EBIC stockholders on a pro forma basis, was also increased by 225,000 shares of FSAC common stock. This number does not take into account the issuance of cash in lieu of fractional shares of FSAC common stock in connection with the Merger.

8. Based on market prices for FSAC common stock at and preceding June 30, 1996, the 15,133,332 FSAC warrants that will be outstanding giving effect to the Merger (disregarding the issuance of cash in lieu of fractional warrant interests in connection with the Merger) would have been anti-dilutive and, accordingly, were not included in the per share calculations. If and when the post-Merger market price of FSAC common stock consistently exceeds the $5.00 per share warrant exercise price, the FSAC warrants will have a dilutive impact on earnings per share.


                                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                                                                    AS OF JUNE 30, 1996

                                                  FINANCIAL SERVICES   EURO BROKERS
                                                   ACQUISITION COR-     INVESTMENT     PRO FORMA ADJUSTMENTS
                                                       PORATION        CORPORATION     DR.                  CR.     PRO FORMA(1)
                                                  ------------------  -------------  ---------------  -----------  -------------
ASSETS

Cash & cash equivalents...........................  $   230,922    $32,939,360    $ 18,944,960(2) $ 1,215,368(3)   $30,992,459
                                                                                     2,047,585(6)  21,955,000(4)
Restricted cash...................................            -      1,787,647               -              -        1,787,647
Commissions receivable............................            -     19,993,037               -              -       19,993,037
Equity in affiliated companies....................            -      2,772,912               -              -        2,772,912
Receivable from clearing firm.....................            -      2,170,072               -              -        2,170,072
Receivable from broker dealers and customers......            -      1,100,497               -              -        1,100,497
Deposit with clearing organization................            -      2,128,509               -              -        2,128,509
Short-term investment and accrued interest
   thereon........................................      754,637              -               -              -          754,637
U.S. Government security deposited in Trust                                                                                  0
   and accrued interest thereon...................   18,944,960              -               -     18,944,960(2)             -
Prepaid expenses and other assets.................            -      6,879,402               -              -        6,879,402
Exchange memberships..............................            -        140,000               -              -          140,000
Deferred taxes....................................            -      5,040,513               -              -        5,040,513
Furniture, equipment and leasehold
   improvements...................................            -     12,515,931               -              -       12,515,931
Deferred acquisition costs........................      734,672                              -        734,672(3)             0
Intangible assets.................................       44,980      2,221,806               -              -        2,266,786
                                                     ----------    -----------      ----------     ----------      -----------
   Total assets...................................   20,710,171     89,689,686      20,992,545     42,850,000       88,542,402
                                                     ==========    ===========      ==========     ==========      ===========
LIABILITIES AND STOCKHOLDERS'
    EQUITY
Liabilities:
   Accounts payable and accrued liabilities.......  $   851,123    $16,703,663     $ 1,046,096(3)  $        -      $16,508,690
   Accrued compensation payable...................            -     18,653,411               -              -       18,653,411
   Accrued interest payable.......................            -        414,453               -              -          414,453
   Income taxes payable...........................            -      6,143,354               -              -        6,143,354
   Obligations under capitalized leases...........            -      1,998,964               -              -        1,998,964
   Payable to broker dealers and customers........            -      1,273,646               -              -        1,273,646
   Deferred taxes payable.........................       42,000        534,103               -              -          576,103
   Notes payable..................................            -      7,936,752               -              -        7,936,752
   Common stock, redemption payable...............            -              -               -        720,167(5)       720,167
                                                     ----------     ----------      ----------     ----------       ----------
                                                        893,123     53,658,346       1,046,096        720,167       54,225,540
                                                     ----------     ----------      ----------     ----------       ----------

Minority interest.................................            -        285,119               -              -          285,119
   Common stock, subject to possible                  3,787,098              -       3,787,098(5)           -                0
       redemption.................................   ----------     -----------     ----------      ---------       ----------

Stockholders' equity:
   Common Stock, $.001 par value..................        3,700              -               -            581(5)         9,011
                                                                                                        4,730(7)
   Common stock...................................            -          1,671           1,671(7)           -                0
   Additional paid-in capital.....................   15,710,140     37,672,464         903,944(3)   3,066,350(5)    33,903,061
                                                                                    21,955,000(4)     316,110(8)
                                                                                         3,059(7)
   Retained earnings (deficit)....................      316,110     (2,649,804)        316,110(8)           -       (2,649,804)
   Notes receivable from stockholders.............            -     (2,047,585)              -      2,047,585(6)             0
   Foreign translation adjustments................            -      2,769,475               -              -        2,769,475
                                                     ----------     -----------     -----------     ---------       ----------
   Total Stockholders' equity.....................   16,029,950     35,746,221      23,179,784      5,435,356       34,031,743
                                                     ----------     -----------     -----------     ---------       ----------

   Total liabilities and stockholders' equity.....  $20,710,171    $89,689,686     $28,012,978     $6,155,523      $88,542,402
                                                    ===========    ===========     ===========     ==========      ===========




Notes to Unaudited Pro Forma Consolidated Statement of Financial Condition

1. FSAC stockholders exercised their Redemption Rights in connection with the Merger with respect to 136,000 shares of FSAC common stock, and the unaudited pro forma consolidated statement of financial condition is presented on this basis.

     There were 1,671,290 shares of EBIC common stock outstanding as of June 30, 1996. On a pro forma basis after the Merger, giving effect to the redemption of 136,000 shares of FSAC common stock, approximately 9,011,332 shares of FSAC common stock will be outstanding, which assumes 4,416,666 of previously outstanding shares, 136,000 shares redeemed, 225,000 shares issued in respect of the unit purchase option exchange, and 4,505,666 shares (disregarding rounding for fractional shares) issued in exchange for outstanding shares of EBIC Common Stock.

2. Represents the release of restricted cash from the Trust as a result of the Merger.

3. Represents payment of $1,215,368 of the total estimated expenses of $1,250,000 to be incurred by FSAC and EBIC in connection with the Merger. Charged to additional paid in capital of EBIC at June 30, 1996 is $346,056 of such costs.

4. Represents payment of the actual aggregate cash consideration of approximately $21,955,000 to holders of EBIC common stock under the terms of the Merger (including adjustments to the cash consideration based on changes in FSAC and EBIC's respective net worths through August 15, 1996, the last day prior to the Merger).

5. Represents the reclassification of FSAC common stock subject to possible redemption on the basis of FSAC stockholders having exercised their Redemption Rights with respect to 136,000 shares at $5.295345 per share (which in the aggregate approximates $720,167).

6. Represents the repayment of notes receivable from certain EBIC stockholders concurrent with the Merger.

7. Represents the recapitalization of stockholders' equity based upon the issuance in the Merger of FSAC common stock in exchange for EBIC common stock.

8. Represents reclassification of FSAC retained earnings prior to the Merger to additional paid-in capital.


(c)     Exhibits.

        The following Exhibits are filed with this Amendment No. 1:

Exhibit
Number          Description

23.1            Consent of Price Waterhouse LLP.

99.1 Financial Services Acquisition Corporation, Consolidated Statement of Financial Condition as at August 31, 1996 (unaudited).


                                 SIGNATURE


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            FINANCIAL SERVICES
                                            ACQUISITION CORPORATION


                                            By:    /s/ Gilbert Scharf
                                               Name:   Gilbert Scharf
                                               Title:  Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer


Date:  October 22, 1996